Exhibit 99.1

DTE Gas Company

Unaudited Consolidated Financial Statements as of and for the Three and Nine Months Ended September 30, 2021

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

COVID-19	Coronavirus disease of 2019

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

EGLE	Michigan Department of Environment, Great Lakes, and Energy, formerly known as Michigan Department of Environmental Quality

EPA	U.S. Environmental Protection Agency

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

NEXUS	NEXUS Gas Transmission, LLC, a joint venture in which DTE Energy previously owned a 50% partnership interest that separated with DT Midstream effective July 1, 2021

Represented	Employees of DTE Gas covered by collective bargaining agreements

TCJA	Tax Cuts and Jobs Act of 2017, which reduced the corporate Federal income tax rate from 35% to 21%

Topic 606	FASB issued ASU No. 2014-09, Revenue From Contracts with Customers, as amended

VIE	Variable Interest Entity

DTE Gas Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In millions)
Operating Revenues	$190	$170	$1,056	$952

Operating Expenses
Cost of gas	21	11	255	226
Operation and maintenance	123	116	378	356
Depreciation and amortization	43	37	128	111
Taxes other than income	19	18	70	62
Asset (gains) losses and impairments, net	1	—	1	14
	207	182	832	769
Operating Income (Loss)	(17)	(12)	224	183

Other (Income) and Deductions
Interest expense	20	21	60	60
Interest income	(1)	(2)	(3)	(4)
Non-operating retirement benefits, net	(1)	—	(1)	—
Other income	—	(2)	(4)	(6)
Other expenses	—	2	1	5
	18	19	53	55
Income (Loss) Before Income Taxes	(35)	(31)	171	128

Income Tax Expense (Benefit)	(6)	(11)	25	26

Net Income (Loss)	$(29)	$(20)	$146	$102

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In millions)
Net Income (Loss)	$(29)	$(20)	$146	$102
Other comprehensive income	—	—	—	—
Comprehensive Income (Loss)	$(29)	$(20)	$146	$102

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited)

	September 30,	December 31,
	2021	2020
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$1	$—
Accounts receivable (less allowance for doubtful accounts of $35 and $32, respectively)
Customer	121	281
Affiliates	18	27
Other	2	2
Inventories
Gas	85	40
Materials and supplies	23	21
Gas customer choice deferred asset	40	40
Notes receivable
Affiliates	—	1
Other	2	2
Regulatory assets	10	5
Prepaid property tax	37	17
Other	6	4
	345	440

Investments	42	40

Property
Property, plant, and equipment	6,784	6,434
Accumulated depreciation and amortization	(1,827)	(1,764)
	4,957	4,670
Other Assets
Regulatory assets	618	666
Notes Receivable
Net investment in lease	38	38
Other	8	8
Prepaid pension costs — affiliates	232	211
Prepaid postretirement costs — affiliates	249	227
Other	13	4
	1,158	1,154
Total Assets	$6,502	$6,304

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited) - Continued

	September 30,	December 31,
	2021	2020
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$18	$22
Other	180	167
Short-term borrowings
Affiliates	68	167
Other	128	—
Regulatory liabilities	5	21
Other	62	70
	461	447

Long-Term Debt	1,902	1,901

Other Liabilities
Deferred income taxes	738	699
Regulatory liabilities	883	920
Asset retirement obligations	177	170
Accrued pension liability — affiliates	96	100
Accrued postretirement liability — affiliates	7	7
Other	33	37
	1,934	1,933
Commitments and Contingencies (Note 10)

Shareholder's Equity
Common stock ($1 par value, 15,100,000 shares authorized, and 10,300,000 shares issued and outstanding for both periods)	1,256	1,109
Retained earnings	949	914
Total Shareholder's Equity	2,205	2,023
Total Liabilities and Shareholder's Equity	$6,502	$6,304

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
	(In millions)
Operating Activities
Net Income	$146	$102
Adjustments to reconcile Net Income to Net cash from operating activities:
Depreciation and amortization	128	111
Allowance for equity funds used during construction	(1)	(1)
Deferred income taxes	11	25
Asset (gains) losses and impairments, net	1	14
Changes in assets and liabilities:
Accounts receivable, net	169	174
Inventories	(47)	(44)
Prepaid pension costs — affiliates	(21)	(18)
Prepaid postretirement benefit costs — affiliates	(22)	(21)
Accounts payable	6	(26)
Accrued pension liability — affiliates	(4)	(23)
Regulatory assets and liabilities	37	51
Other current and noncurrent assets and liabilities	(31)	3
Net cash from operating activities	372	347
Investing Activities
Plant and equipment expenditures	(435)	(381)
Notes receivable and other	(1)	—
Net cash used for investing activities	(436)	(381)
Financing Activities
Issuance of long-term debt, net of issuance costs	—	249
Redemption of long-term debt	—	(50)
Capital contribution by parent company	147	120
Short-term borrowings, net — affiliate	(99)	—
Short-term borrowings, net — other	128	(94)
Dividends paid on common stock	(111)	(101)
Net cash from financing activities	65	124
Net Increase in Cash and Cash Equivalents	1	90
Cash and Cash Equivalents at Beginning of Period	—	1
Cash and Cash Equivalents at End of Period	$1	$91

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$65	$70

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity (Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2020	10,300	$10	$1,099	$914	$2,023
Net Income	—	—	—	168	168
Dividends declared on common stock	—	—	—	(37)	(37)
Balance, March 31, 2021	10,300	$10	$1,099	$1,045	$2,154
Net Income	—	—	—	7	7
Dividends declared on common stock	—	—	—	(37)	(37)
Balance, June 30, 2021	10,300	$10	$1,099	$1,015	$2,124
Net Loss	—	—	—	(29)	(29)
Dividends declared on common stock	—	—	—	(37)	(37)
Capital contribution by parent company	—	—	147	—	147
Balance, September 30, 2021	10,300	$10	$1,246	$949	$2,205

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2019	10,300	$10	$979	$863	$1,852
Net Income	—	—	—	120	120
Dividends declared on common stock	—	—	—	(33)	(33)
Balance, March 31, 2020	10,300	$10	$979	$950	$1,939
Net Income	—	—	—	2	2
Dividends declared on common stock	—	—	—	(35)	(35)
Balance, June 30, 2020	10,300	$10	$979	$917	$1,906
Net Loss	—	—	—	(20)	(20)
Dividends declared on common stock	—	—	—	(33)	(33)
Capital contribution by parent company	—	—	120	—	120
Balance, September 30, 2020	10,300	$10	$1,099	$864	$1,973

See Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the EPA and EGLE.
Basis of Presentation
The Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the Company's 2020 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
The Consolidated Financial Statements are unaudited but, in the Company's opinion include all adjustments necessary to present a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2021.
Certain prior year balances were reclassified to match the current year's Consolidated Financial Statements presentation.
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the equity investment is valued at cost minus any impairments, if applicable. The Company eliminates all intercompany balances and transactions.
The Company evaluates whether an entity is a VIE whenever reconsideration events occur. The Company consolidates VIEs for which it is the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.
The Company holds a variable interest in a natural gas pipeline entity through purchases under a long-term transportation capacity contract. The Company does not have a controlling influence in and does not consolidate the pipeline entity. As of September 30, 2021, the carrying amount of liabilities in the Company's Consolidated Statements of Financial Position that relate to its variable interest under the long-term contract are primarily related to working capital accounts and generally represent the amounts owed by the Company for transportation associated with the current billing cycle under the contract. The Company has not provided any significant form of financial support associated with the long-term contract. There is no material potential exposure to loss as a result of the Company's variable interest through the long-term contract.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Income Taxes
The interim effective tax rates of DTE Gas are as follows:

	Effective Tax Rate
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
DTE Gas	16%	36%	15%	20%
The tax rates are affected by estimated annual permanent items, including AFUDC equity and other flow-through items, as well as discrete items that may occur in any given period, but are not consistent from period to period.
The 20% decrease in the effective tax rate for the three months ended September 30, 2021 and 5% decrease for the nine months ended September 30, 2021 were both primarily due to higher amortization of the TCJA regulatory liability in 2021.
The Company had income tax receivables with DTE Energy of $12 million and $26 million at September 30, 2021 and December 31, 2020, respectively.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $3 million for the three months ended September 30, 2021 and 2020, while such allocation was $9 million and $7 million for the nine months ended September 30, 2021 and 2020, respectively.
Financing Receivables
Financing receivables are primarily composed of trade receivables, notes receivable, and unbilled revenue. The Company's financing receivables are stated at net realizable value.
The Company monitors the credit quality of financing receivables on a regular basis by reviewing credit quality indicators and monitoring for trigger events, such as a credit rating downgrade or bankruptcy. Credit quality indicators include, but are not limited to, ratings by credit agencies where available, collection history, collateral, counterparty financial statements and other internal metrics. Utilizing such data, the Company has determined three internal grades of credit quality. Internal grade 1 includes financing receivables for counterparties where credit rating agencies have ranked the counterparty as investment grade. To the extent credit ratings are not available, the Company utilizes other credit quality indicators to determine the level of risk associated with the financing receivable. Internal grade 1 may include financing receivables for counterparties for which credit rating agencies have ranked the counterparty as below investment grade; however, due to favorable information on other credit quality indicators, the Company has determined the risk level to be similar to that of an investment grade counterparty. Internal grade 2 includes financing receivables for counterparties with limited credit information and those with a higher risk profile based upon credit quality indicators. Internal grade 3 reflects financing receivables for which the counterparties have the greatest level of risk, including those in bankruptcy status.
The following represents the Company's financing receivables by year of origination, classified by internal grade of credit risk. The related credit quality indicators and risk ratings utilized to develop the internal grades have been updated through September 30, 2021.

	Year of Origination
	2021	2020	2019 and Prior	Total
	(In millions)
Notes receivable, internal grade 2	$2	$2	$5	$9
Net investment in leases, internal grade 1(a)	$—	$—	$39	$39
_______________________________________
(a)Current portion included in Current Assets — Notes receivable — Other on the Consolidated Statements of Financial Position.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
The allowance for doubtful accounts on accounts receivable for the Company is generally calculated using an aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing and future economic conditions, customer trends and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. The Company generally assesses late payment fees on trade receivables based on past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off is 150 days after service has been terminated.
The allowance for doubtful accounts for other receivables is generally calculated based on specific review of probable future collections based on receivable balances generally in excess of 30 days. Existing and future economic conditions, customer trends and other factors are also considered. Receivables are written off on a specific identification basis and determined based upon the specific circumstances of the associated receivable.
Notes receivable are primarily comprised of a finance lease receivable and loans that are included in Notes Receivable on the Consolidated Statements of Financial Position.
Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. In determining the allowance for credit losses for notes receivable, the Company considers the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay including existing and future economic conditions.
The following tables present a roll-forward of the activity for the Company's financing receivables credit loss reserves:

	Trade accounts receivable	Other receivables	Total
	(In millions)
Beginning reserve balance, January 1, 2021	$30	$2	$32
Current period provision	14	—	14
Write-offs charged against allowance	(31)	—	(31)
Recoveries of amounts previously written off	20	—	20
Ending reserve balance, September 30, 2021	$33	$2	$35

	Trade accounts receivable	Other receivables	Total
	(In millions)
Beginning reserve balance, January 1, 2020	$29	$3	$32
Current period provision	33	1	34
Write-offs charged against allowance	(52)	(2)	(54)
Recoveries of amounts previously written off	20	—	20
Ending reserve balance, December 31, 2020	$30	$2	$32
Uncollectible expense is primarily comprised of the current period provision for allowance for doubtful accounts. Uncollectible expense was $1 million and $5 million for the three months ended September 30, 2021 and 2020, respectively, and $15 million and $27 million for the nine months ended September 30, 2021 and 2020, respectively.
There are no material amounts of past due financing receivables for the Company as of September 30, 2021.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Adopted Pronouncements
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions, and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses, and annual effective tax rate calculations. The Company adopted the ASU on January 1, 2021 using the modified retrospective and prospective approaches, where applicable. The adoption of the ASU did not have a significant impact on the Company's Consolidated Financial Statements.
In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity. The amendments in this update simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts indexed to and potentially settled in an entity's own equity. The Company adopted the ASU effective January 1, 2021 using the modified retrospective approach. The adoption of the ASU did not have an impact on the Company's Consolidated Financial Statements.
Recently Issued Pronouncements
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as amended. The amendments in this update provide optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance can be applied prospectively from any date beginning March 12, 2020 through December 31, 2022. The optional relief is temporary and cannot be applied to contract modifications and hedging relationships entered into or evaluated after December 31, 2022. The Company presently has various contracts that reference LIBOR and is assessing how this standard may be applied to specific contract modifications.
In July 2021, the FASB issued ASU No. 2021-05, Leases (Topic 842): Lessors – Certain Leases with Variable Lease Payments. The amendments in this update modify lease classification requirements for lessors, providing that lease contracts with variable lease payments that do not depend on a reference index or a rate should be classified as operating leases if they would have been classified as a sales-type or direct financing lease and resulted in the recognition of a selling loss at lease commencement. The ASU is effective for the Company for fiscal years beginning after December 15, 2021, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.

NOTE 4 — REVENUE
Disaggregation of Revenue
The following is a summary of disaggregated revenues for the Company:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In millions)
Gas sales	$93	$90	$713	$644
End User Transportation	38	34	171	154
Intermediate Transportation	17	15	59	57
Other(a)	42	31	113	97
Total Gas operating revenues(b)	$190	$170	$1,056	$952
_______________________________________
(a)Includes revenue adjustments related to various regulatory mechanisms.
(b)Includes $1 million and $2 million of Other revenues outside the scope of Topic 606 for the three months ended September 30, 2021 and 2020, respectively, and $5 million and $7 million for the nine months ended September 30, 2021 and 2020, respectively. Revenues also include $2 million under Alternative Revenue Programs outside the scope of Topic 606 for the nine months ended September 30, 2020.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
Transaction Price Allocated to the Remaining Performance Obligations
In accordance with optional exemptions available under Topic 606, the Company did not disclose the value of unsatisfied performance obligations for (1) contracts with an original expected length of one year or less, (2) with the exception of fixed consideration, contracts for which revenue is recognized at the amount to which the Company has the right to invoice for goods provided and services performed, and (3) contracts for which variable consideration relates entirely to an unsatisfied performance obligation.
Such contracts consist of varying types of performance obligations, including the supply and delivery of energy related products and services. Contracts with variable volumes and/or variable pricing have also been excluded as the related consideration under the contract is variable at inception of the contract. Contract lengths vary from cancellable to multi-year.
The Company expects to recognize revenue for the following amounts related to fixed consideration associated with remaining performance obligations in each of the future periods noted:

(In millions)
2021	$24
2022	92
2023	80
2024	70
2025	56
2026 and thereafter	345
$667

NOTE 5 — REGULATORY MATTERS
2021 Gas Rate Case Filing
DTE Gas filed a rate case with the MPSC on February 12, 2021 requesting an increase in base rates of $195 million based on a projected twelve-month period ending December 31, 2022. The requested increase in base rates is primarily due to an increase in net plant resulting from infrastructure investments and operating and maintenance expenses. The rate filing also requested an increase in return on equity from 9.9% to 10.25% and includes projected changes in sales and working capital. A final MPSC order in this case is expected by December 2021.

NOTE 6 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at September 30, 2021 and December 31, 2020. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:
•Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.
•Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
•Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
As of September 30, 2021 and December 31, 2020, the Company had $5 million and $4 million of equity securities, respectively, which are recorded at fair value on a recurring basis and classified as Level 1 assets. These assets, which exclude the cash surrender value of life insurance investments, were included in Other investments on the Consolidated Statements of Financial Position for both periods.
The following table presents the carrying amount and fair value of financial instruments:

	September 30, 2021				December 31, 2020
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$—	$—	$—	$—	$1	$—	$—	$1
Notes receivable — other, excluding lessor finance leases	$9	$—	$—	$9	$9	$—	$—	$9
Short-term borrowings — affiliates	$68	$—	$—	$68	$167	$—	$—	$167
Short-term borrowings — other	$128	$—	$128	$—	$—	$—	$—	$—
Long-term debt(a)	$1,902	$—	$1,134	$954	$1,901	$—	$1,179	$1,019
_______________________________________
(a)Carrying value includes unamortized debt discounts and issuance costs.
For further fair value information on financial and derivative instruments, see Note 7 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments."

NOTE 7 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the derivative gain or loss is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and buys and sells transportation and storage capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2024. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

NOTE 8 — LONG-TERM DEBT
In September 2021, the Company agreed to issue $60 million of 2.07% First Mortgage Bonds due December 1, 2031 and $95 million of 2.85% First Mortgage Bonds due December 1, 2051 to a group of institutional investors in a private placement transaction. These bonds are expected to close and fund in November 2021. Proceeds will be used for the repayment of short-term borrowings and general corporate purposes, including capital expenditures.

NOTE 9 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in April 2025, except for $13 million of availability that will expire in April 2024. As of September 30, 2021, the Company had $128 million of commercial paper issuances outstanding and no revolver borrowings.
The unsecured revolving credit agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, "total funded debt" means all indebtedness of the Company and its consolidated subsidiaries, including finance lease obligations, hedge agreements, and guarantees of third parties' debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. "Capitalization" means the sum of (a) total funded debt plus (b) "consolidated net worth," which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At September 30, 2021, the total funded debt to total capitalization ratio for the Company was 0.46 to 1 and was in compliance with this financial covenant.

NOTE 10 — COMMITMENTS AND CONTINGENCIES
Environmental
Air — In June 2020, DTE Energy expanded its net zero goal to include its gas utility operations by committing to reduce greenhouse gas emissions to net zero by 2050 from procurement of natural gas through delivery. As part of DTE Energy's 2050 net zero commitment, DTE Gas launched its CleanVision Natural Gas Balance program in January 2021 that offers customers a way to reduce their carbon footprint using carbon offsets and renewable natural gas. The carbon offset program is focused on protecting Michigan forests that naturally absorb carbon dioxide.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of eight of the MGP sites is complete, and the sites are closed. The Company has also completed partial closure of four additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of September 30, 2021 and December 31, 2020, the Company had $24 million accrued for remediation. These costs are not discounted to their present value. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent the associated investigation and remediation costs from having a material adverse impact on the Company's results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. The Company may also provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximate 1,200 represented employees, which represents 66% of the Company's total employees. Of these represented employees, approximately 5% have contracts expiring within one year.
Purchase Commitments
The Company has made certain commitments in connection with 2021 annual capital expenditures that are expected to be approximately $620 million.
COVID-19 Pandemic
The Company has been actively monitoring the impact of the COVID-19 pandemic on supply chains, markets, counterparties, and customers, and any related impacts on operating costs, customer demand, and recoverability of assets that could materially impact the Company's financial results.
In 2020, COVID-19 resulted in some incremental costs for personal protective equipment and other health and safety-related matters. These costs were not significant and continue to be immaterial in 2021.
In consideration of these limited impacts and any expected impacts to future performance and cash flows resulting from the COVID-19 pandemic, there have been no material adjustments or reserves deemed necessary as of September 30, 2021.
The Company cannot predict the future impacts of the COVID-19 pandemic on the Consolidated Financial Statements, as developments involving COVID-19 and its related effects on economic and operating conditions remain highly uncertain.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 5 to the Consolidated Financial Statements, "Regulatory Matters."

NOTE 11 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The Company participates in various plans that provide defined benefit pension and other postretirement benefits for DTE Energy and its affiliates. The plans are primarily sponsored by DTE Energy's subsidiary, DTE Energy Corporate Services, LLC, and cover substantially all employees of the Company. The Company accounts for its participation in the represented qualified pension plan by applying single-employer accounting. Non-represented participation in qualified pension plans, and non-represented and represented participation in non-qualified pension plans, are accounted for by applying multiemployer accounting. Participation in other postretirement benefit plans is accounted for by applying multiple-employer accounting. Within multiemployer and multiple-employer plans, participants pool plan assets for investment purposes and to reduce the cost of plan administration. The primary difference between plan types is assets contributed in multiemployer plans can be used to provide benefits for all participating employers, while assets contributed within a multiple-employer plan are restricted for use by the contributing employer. Plan participants of all plans are solely DTE Energy and affiliate participants.
The following table details the components of net periodic benefit costs (credits) for represented pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
	2021	2020	2021	2020
	(In millions)
Three Months Ended September 30,
Service cost	$3	$3	$1	$2
Interest cost	4	6	3	3
Expected return on plan assets	(10)	(10)	(10)	(11)
Amortization of:
Net actuarial loss	7	5	2	1
Prior service credit	—	—	(1)	(1)
Net periodic benefit cost (credit)	$4	$4	$(5)	$(6)

	Pension Benefits		Other Postretirement Benefits
	2021	2020	2021	2020
	(In millions)
Nine Months Ended September 30,
Service cost	$11	$10	$5	$5
Interest cost	15	17	8	9
Expected return on plan assets	(30)	(29)	(30)	(31)
Amortization of:
Net actuarial loss	17	14	6	4
Prior service credit	—	—	(4)	(4)
Net periodic benefit cost (credit)	$13	$12	$(15)	$(17)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)
DTE Energy's subsidiaries accounted for under multiemployer guidance are responsible for their share of qualified and non-qualified pension benefit costs. The Company's allocated portion of pension benefit costs for non-represented plans included in capital expenditures and regulatory liabilities were $2 million and $4 million for the three and nine months ended September 30, 2021, respectively, and $1 million for the nine months ended September 30, 2020. The amount was nominal for the three months ended September 30, 2020. These amounts include recognized contractual termination benefit charges, curtailment gains, and settlement charges.
Pension and Other Postretirement Contributions
At the discretion of management and depending upon financial market conditions, the Company anticipates making up to $7 million in contributions to the represented pension plans and no contributions to the non-represented pension plans in 2021. The Company does not anticipate making contributions to its other postretirement benefit plans in 2021.

NOTE 12 — RELATED PARTY TRANSACTIONS
On July 1, 2021, DTE Energy completed the spin-off of DT Midstream, Inc. (“DT Midstream”), a natural gas pipeline, storage and gathering non-utility business of DTE Energy and affiliate of DTE Gas. Previously, DTE Gas had related party transactions with equity investments of DT Midstream, including a capacity lease agreement and service agreement with NEXUS for the transportation of natural gas and a finance lease contract with Vector Pipeline. Activity under these agreements will continue with DT Midstream in the near term but are no longer related party transactions.